Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES CONTRACT

WITH LOS ANGELES COUNTY PROBATION DEPARTMENT

ST. PAUL, July 12, 2006 – MEDTOX Scientific, Inc. (Nasdaq:MTOX), announced today that the Los Angeles County Board of Supervisors approved a contract between MEDTOX Scientific, Inc. and the Los Angeles County Probation Department at their meeting on July 11, 2006. MEDTOX will provide to the Probation Department its ClearCourse™ Solution, which includes the Company’s proprietary DARS™ (Drug Abuse Recognition System) training. The ClearCourse™ Solution also includes both laboratory and point-of-collection drug screening, utilizing the Company’s VERDICT®-II and new Sure-Screen® devices, with the lowest detection levels of any FDA cleared product.

The contract term is one year with four one year extensions. Based on the Los Angeles County Board’s approval, the value of the contract is estimated at $1.15 million per year.

Additionally, Oklahoma Community Corrections, the Kansas Department of Corrections and several of the Texas Community Services & Corrections Division locations have started using a combination of the ClearCourse™ Solution and/or the Company’s point-of-collection screening devices.

MEDTOX will hold a teleconference to discuss second quarter 2006 results on Monday, July 17 at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 877-421-3959 a few minutes prior to the scheduled start time on July 17 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through July 24 at 800-642-1687 conference ID # 2234420. International callers may access the replay at 706-645-9291 with the same conference ID # 2234420.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.